Exhibit 99.1

For Immediate Release	Contact: David L. Clark
Vice President, Corporate Affairs
NPS Pharmaceuticals, Inc.
(801) 583-4939

NPS Pharmaceuticals Announces Planned Sale of Common Stock

Salt Lake City — September 8, 2005 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today that it is selling 7,000,000 shares of its common stock pursuant to a previously filed shelf registration statement. Lehman Brothers Inc. is acting as sole book running manager in the offering. NPS expects the closing of the offering to occur on or about September 13, 2005.

Additional information and details with respect to the offering will be included in a prospectus supplement that will be filed with the Securities and Exchange Commission prior to closing. When available, copies of the prospectus supplement (including the accompanying prospectus) relating to these securities may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, New York, 11717.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on From 10-K for the fiscal year ended December 31, 2004, the Company’s Quarterly Report on Form 10-Q for the second quarter of 2005, as well as the Company’s other reports filed with the Securities and Exchange Commission.

About NPS Pharmaceuticals

NPS discovers, develops and commercializes small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort.